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                                                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

FORE Systems, Inc. owns all of the outstanding equity interests in each of the following companies which do business under their respective corporate names:

SUBSIDIARY                                  JURISDICTION OF INCORPORATION
- ----------                                  -----------------------------
FORE Systems Holding Corporation            Delaware
FORE Systems Federal, Inc.                  Delaware
FORE Systems Worldwide, Inc.                Delaware
ALANTEC Corporation                         Delaware
Applied Network Technology, Inc.            Massachusetts
CellAccess Technology, Inc.                 California
FORE Systems Japan, Inc.                    Japan
FORE Systems Limited                        United Kingdom
FORE Systems International Inc.             Barbados
FORE Systems GmbH                           Federal Republic of Germany